Exhibit 99.1


WISCONSIN RAPIDS, Wis., Dec. 30/PRNewswire/ --
Advantage Learning Systems, Inc. (Nasdaq: ALSI - News), a leading provider of learning information systems to the K-12 school market, today announced that it has acquired computerActive, Inc., an Ottawa, Canada-based software development firm specializing in Web-based applications. The acquisition is expected to accelerate the Company's introduction of Web versions of its industry-leading school software products as well as providing new product opportunities.

"computerActive is well-known among Web developers for its expertise in creating Web software for a variety of applications," said Michael Baum, Advantage Learning's
CEO. "This acquisition gives us a library of tested code on which to build different kinds of Web applications, plus a team dedicated to creating Web versions of our existing products and some new Web products. Ottawa is an exceptional location since it's close to our existing Canadian office, and is also an excellent area for recruiting additional experienced
Web programmers."

computerActive was founded in 1991 by Kevin Ford, an experienced developer and authority in complex internet applications. The company's track record includes successful partnerships with Apple Computer, Entrust
Technologies, and NeXT Computer, as well as contracts with government agencies and Fortune 200 companies. An educational Web product built for the Canadian Network for Advancement of Research, Industry, and Education
(CANARIE) won one of the Canadian government's top technology prizes.

"We are very excited about becoming part of the Advantage Learning product development team," said
Ford. "Their existing software engineering staff has created very powerful products that help educators accelerate learning within schools, by supplying accurate, timely information. We believe that our expertise in providing seamless and secure applications for the Web is a natural fit. We expect to see some very exciting products coming out of this combination in the next two years."

While the terms of the transaction were not disclosed, the Company expects to record a pre-tax charge to earnings of approximately $900,000 related to the transaction, for acquired in-process research and development, in the fourth quarter 1999. This charge was not included in the estimate of the Company's expected fourth quarter earnings described in the news release of December 14, 1999.

Advantage Learning Systems provides more than 47,600 K-12 schools with computerized learning information systems: software and related training designed to improve academic performance by increasing the quality, quantity, and timeliness of information in the classroom. Advantage Learning Systems' software products included Accelerated Readerr, the most widely-used reading software in K-12 schools; STAR Reading
(TM); STAR Math (TM) and Accelerated Math (TM), math software products similar in function to the company's reading software; and Perfect Copy (TM) writing skills software. In addition, the firm provides teacher training through its Reading Renaissancer, Math
Renaissancer, and Effective Teaching (TM)

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seminars, test-generation software to educational publishers, and enterprise software for training and knowledge management throughout organizations.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected financial results and the introduction of new products and services. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.
Factors that could cause or contribute to such differences include those matters disclosed in the Company's Annual Report on Form 10-K and the Company's other Securities and Exchange Commission filings.